EXHIBIT 5.1

March 31, 2014

Sunoco Logistics Partners L.P.

1818 Market Street, Suite 1500

Philadelphia, PA 19103

Ladies and Gentlemen:

We have acted as counsel for Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-194199) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2014, and declared effective by the Commission on March 25, 2014, in connection with the registration by the Partnership under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $250,000,000 (the “Common Units”). We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement and the Prospectus Supplement (the “Prospectus Supplement”), that will be filed pursuant to Rule 424(b) of the Securities Act on or about the date hereof.

In connection with the rendering of the opinion set forth herein, we have examined (i) executed copies of the organizational documents of the Partnership and Sunoco Partners LLC (the “General Partner”); (ii) the Registration Statement, (iii) the Prospectus and Prospectus Supplement; (iv) resolutions of the Board of Directors of the General Partner adopted on January 29, 2014 approving and authorizing, among other things, the Registration Statement and other matters relating to the offering of Common Units (the “Resolutions”); (v) the Equity Distribution Agreement, dated March 31, 2014, relating to the offering and sale of the Common Units (the “Equity Distribution Agreement”), a copy of which is being filed with the Commission as an exhibit to the Partnership’s Current Report on Form 8-K on or about the date hereof, and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we have reviewed such questions of law as we considered appropriate.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents, (iv) the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

March 31, 2014 Page 2

registered by a registrar of the Common Units, (v) the Equity Distribution Agreement has been duly authorized and validly executed and delivered by the Managers party thereto and constitutes a legal, valid and binding obligation of the Managers, and that the Managers have the requisite organizational and legal power and authority to perform their obligations under the Equity Distribution Agreement and (vi) all Common Units will be issued and sold in the manner described in the Prospectus and Prospectus Supplement, and in accordance with the terms of the Equity Distribution Agreement.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when the Common Units have been issued and delivered by the Partnership against payment therefor in accordance with the terms of the Equity Distribution Agreement, the Prospectus Supplement, the Prospectus and the Resolutions, the Common Units will be validly issued, fully paid (to the extent required under the Partnership’s First Amended and Restated Agreement of Limited Partnership, as amended) and non-assessable.

The foregoing opinion is limited to the Delaware Revised Uniform Limited Partnership Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the use of our name in the Prospectus and Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.